Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our reports dated February 25, 2011, relating to the consolidated financial statements and financial statement schedule of Lazard Group LLC, and the effectiveness of Lazard Group LLC’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lazard Group LLC for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
July 20, 2011